As filed with the Securities and Exchange Commission on June 21, 2010
Amendment No. 3 to Form S-1 on Form S-3	Registration No. 333-151028

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form S-3/A

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DERMA SCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania	23-2328753
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

214 Carnegie Center, Suite 300
Princeton, NJ   08540
(609) 514-4744
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Edward J. Quilty, President
214 Carnegie Center, Suite 300
Princeton, NJ   08540
(609) 514-4744
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications and notices to:
Raymond C. Hedger, Jr., Esq.
Hedger & Hedger
2 Fox Chase Drive
P.O. Box 915
Hershey, PA  17033
(717) 534-9993

Approximate date of commencement of proposed sale to public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON THE DATE THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This amendment to the within registration statement is filed for the purposes of:  (1) amending the form on which the registration statement is filed from Form S-1 to Form S-3, and (2) adjusting the number of shares of common stock registered to reflect the registrant’s 1-for-8 reverse split effective February 1, 2010.  Apart from the foregoing, the number of shares of common stock sought to be registered hereunder is unchanged.

ii

PROSPECTUS

Derma Sciences, Inc.

1,161,565 Shares of
Common Stock

The shareholders of Derma Sciences listed below are offering and selling 1,161,565 shares of common stock under this prospectus.  We will not receive any part of the proceeds from sales of the shares.

Our common stock is traded on the NASDAQ Capital Market under the ticker symbol “DSCI”.  On June 18, 2010 the closing price for the common stock as reported by NASDAQ was $4.95.

These shares involve risks.  See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June __, 2010.

(Subject to completion)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process.  Under this shelf registration process, the selling stockholders may from time to time sell an indeterminate number of shares of common stock in one or more offerings.

This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC.  For additional information regarding us and the offered shares, please refer to the registration statement of which this prospectus is a part.  Before purchasing any common stock, you should carefully read this prospectus, together with the additional information described under the section of this prospectus titled “Where You Can Find More Information.”  In particular, you should carefully consider the risks and uncertainties described under the section titled “Risk Factors” in this prospectus before you decide whether to purchase any common stock.  These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and ultimately affect the price of our common stock.

You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  No offers are being made hereby in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this prospectus is accurate only as of the date on the cover.  Our business, financial condition, results of operations and prospects may have changed since that date.

DERMA SCIENCES

We are a specialty medical device/pharmaceutical company with a primary focus on wound care.  We engage in the manufacture, marketing and sale of three proprietary dermatological related product lines:  (1) wound care, (2) wound closure and specialty securement devices, and (3) skin care.  In addition, we have leveraged our expanding manufacturing capabilities by building a growing private label/original equipment manufacture (“OEM”) business.  Our customers consist of various health care agencies and institutions such as wound care centers, long-term care facilities, hospitals, home healthcare agencies, physicians’ offices and closed door pharmacies.  We also sell our products through retail channels such as retail pharmacies, other retail outlets and first-aid kit manufacturers.  While we have our own direct selling organization, our products are principally sold through medical products supply distributors.  We currently sell our products in the United States, Canada and select international markets.  Our principal distribution facilities are located in St. Louis, Missouri, Houston, Texas and Toronto, Canada.  Our principal manufacturing facility is located in Toronto, Canada.  We, through our subsidiary Derma Sciences Canada, also lease a light manufacturing facility in Nantong, China producing labor intensive wound care products.

Derma Sciences, Inc. was organized and incorporated in 1984.  In 1994, we completed our initial public offering and our common stock has been publicly held since that time.  Derma Sciences, Inc. and our subsidiaries Sunshine Products, Inc., Derma Sciences Canada Inc., Derma First Aid Products, Inc. and Derma Sciences Europe, Ltd. are referred to collectively in this prospectus as "we” or “us”. Our executive offices are located at 214 Carnegie Center, Suite 300, Princeton, New Jersey and our telephone number is (609) 514-4744.

RISK FACTORS

This investment involves a high degree of risk and you should purchase shares only if you can afford a complete loss of your investment.  Consider carefully these risk factors and other information in this prospectus.

We have a history of losses and can offer no assurance of future profitability.

We incurred losses of $534,904 for the three months ended March 31, 2010 (unaudited) $1,143,272 in 2009, $3,961,937 in 2008, $2,284,605 in 2007, $1,099,990 in 2005, $2,338,693 in 2004, $2,581,337 in 2000 and $2,998,919 in 1999. At March 31, 2010, we had an accumulated deficit of $21,341,999 (unaudited). We cannot offer any assurance that we will be able to generate sustained or significant future earnings.

Our liquidity may be dependent upon amounts available under our existing line of credit or amounts available through additional debt or equity financings.

We have a history of operating losses and negative cash flow from operating activities. As such, we have utilized funds from offerings of our equity securities and lines of credit to fund our operations. We have taken steps to improve our overall liquidity and believe we have sufficient liquidity to meet our needs for the foreseeable future. However, in the event our cash flow from operating activities is insufficient to meet our requirements, we may be forced either to refinance our current line of credit or seek additional equity financing. The sale of additional securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that such financing would be available or, if available, that such financing could be obtained upon terms acceptable to us.

Our foreign operations are essential to our economic success and are subject to various unique risks.

Our future operations and earnings will depend to a large extent on the results of our operations in Canada and our ability to maintain a continuous supply of basic wound care products from our operations in China and suppliers in China and Mexico. While we do not envision any adverse change to our operations in Canada, China or Mexico, adverse changes to these operations, as a result of political, governmental, regulatory, economic, exchange rate, labor, logistical or other factors, could have an adverse effect on our future operating results.

The rate of reimbursement for the purchase of our products by government and private insurance is subject to change.

Sales of several of our wound care products depend partly on the ability of our customers to obtain reimbursement for the cost of our products from government health administration agencies such as Medicare and Medicaid. Both government health administration agencies and private insurance firms continuously seek to reduce healthcare costs. Our ability to commercialize our products successfully will depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved medical products. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect:

•	Our ability to set a price we believe is fair for our products;
•	Our ability to generate revenues or achieve or maintain profitability; and

•	The availability to us of capital.

Payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement, particularly for new therapeutic products or where payors perceive that the target indication of the new product is well-served by existing drugs or other treatments. Accordingly, even if coverage and reimbursement are provided, market acceptance of our products would be adversely affected if the amount of coverage and/or reimbursement available for the use of our products proved to be unprofitable for healthcare providers or less profitable than alternative treatments.

There have been federal and state proposals to subject the pricing of healthcare goods and services to government control and to make other changes to the U.S. healthcare system. While we cannot predict the outcome of current or future legislation, we anticipate, particularly given the recent enactment of healthcare reform legislation, that Congress and state legislatures will introduce initiatives directed at lowering the total cost of healthcare. In addition, in certain foreign markets the pricing of drugs is subject to government control and reimbursement may in some cases be unavailable or insufficient. It is uncertain if future legislative proposals, whether domestic or abroad, will be adopted that might affect our products. It is also uncertain what actions federal, state or private payors for healthcare treatment and services may take in response to any such healthcare reform proposals or legislation. Any such healthcare reforms could have a material and adverse effect on the marketability of any products for which we ultimately receive FDA or other regulatory agency approval or for which we receive government sponsored reimbursements.

Our success may depend upon our ability to protect our patents and proprietary technology.

We own patents, both in the United States and abroad, for several of our products, and rely upon the protection afforded by our patents and trade secrets to protect our technology. Our future success, if any, may depend upon our ability to protect our intellectual property. However, the enforcement of intellectual property rights can be both expensive and time consuming. Therefore, we may not be able to devote the resources necessary to prevent infringement of our intellectual property. Also, our competitors may develop or acquire substantially similar technologies without infringing our patents or trade secrets. For these reasons, we cannot be certain that our patents and proprietary technology will provide us with a competitive advantage.

Government regulation plays a significant role in our ability to acquire and market products.

Government regulation by the United States Food and Drug Administration and similar agencies in other countries is a significant factor in the development, manufacturing and marketing of many of our products and in our acquisition or licensing of new products. Complying with government regulations is often time consuming and expensive and may involve delays or actions adversely impacting the marketing and sale of our current or future products.

Approximately forty percent of our products are sourced from third parties.

Approximately forty percent of our products are sourced in raw, semi-finished and finished form directly from third party suppliers. None of these suppliers presently account for more than ten percent of our sales. We maintain good relations with our third party suppliers. There are several third party suppliers available for each of our products. If a current supplier were unable or unwilling to continue to supply our products, sale of the affected products could be delayed for the period necessary to secure a replacement.

The technology utilized in many of our advanced wound care products is licensed from third parties and could become unavailable.

Many of our advanced wound care products utilize technology that we license on an exclusive basis from third parties. These products include Medihoney dressings, Bioguard dressings and MedEfficiency TM total contact casts. The licensing agreements that we have with the owners of these technologies are of limited duration (with the exception of Medihoney which is in perpetuity) and renewals of the agreements are in the discretion of the licensors. In addition, the maintenance of the license agreements requires that we meet various minimum sales and/or minimum royalty requirements. If we fail to meet the minimum sales or minimum royalty requirements of a given license agreement, there is a possibility that the agreement will be cancelled or not renewed or that our exclusivity under the license agreement will be withdrawn. If any of these events were to occur, our ability to sell the products utilizing the licensed technology could be lost or compromised and our revenues and potential profits could be adversely affected.

Competitors could invent products superior to ours and cause our products and technology to become obsolete.

We operate in an industry where technological developments occur at a rapid pace. We compete with a large number of established companies and institutions many of which have more capital, larger staffs and greater expertise than we do. We also compete with a number of smaller companies. Our competitors currently manufacture and distribute a variety of products that are in many respects comparable to our products. While we have no specific knowledge of products under development by our competitors, it is possible that these competitors may develop technologies and products that are more effective than any we currently have. If this occurs, any of our products and technology affected by these developments could become obsolete.

Although we are insured, any material product liability claims could adversely affect our business.

We sell over-the-counter products and medical devices and are exposed to the risk of lawsuits claiming alleged injury caused by our products. Among the grounds for potential claims against us are injuries due to alleged product inefficacy and injuries resulting from infection due to allegedly non-sterile products. Although we carry product liability insurance with limits of $1.0 million per occurrence and $2.0 million aggregate with $10.0 million in umbrella coverage, this insurance may not be adequate to reimburse us for all damages that we could suffer as a result of successful product liability claims. No material product liability claim has ever been made against us and we are not aware of any pending product liability claims. However, a successful material product liability suit could adversely affect our business.

The potential increase in common shares due to the conversion, exercise or vesting of outstanding dilutive securities may have a depressive effect upon the market value of our shares.

Up to 3,187,945 shares of our common stock are potentially issuable upon the conversion, exercise or vesting of outstanding convertible preferred stock, warrants and options (“dilutive securities”). The shares of common stock potentially issuable upon conversion, exercise or vesting of dilutive securities are substantial compared to the 6,557,855 shares of common stock currently outstanding.

Earnings per share of common stock may be substantially diluted by the existence of these dilutive securities regardless of whether they are converted, exercised or issued. This dilution of earnings per share could have a depressive effect upon the market value of our common stock.

Our stock price has been volatile and this volatility is likely to continue.

Historically, the market price of our common stock has been volatile. The high and low stock prices for the years 2005 through 2009 and the first five months of 2010 are set forth in the table below:

Derma Sciences, Inc.
Trading Range – Common Stock

Year	Low	High

2005	$3.36	$6.24
2006	$3.60	$7.20
2007	$4.64	$11.20
2008	$1.60	$10.80
2009	$1.92	$6.80
2010 *	$4.83	$6.40

(*) January 1 through May 31.

Events that may affect our common stock price include:

•	Quarter to quarter variations in our operating results;
•	Changes in earnings estimates by securities analysts;
•	Changes in interest rates or other general economic conditions;
•	Changes in market conditions in the wound care industry;
•	Fluctuations in stock market prices and trading volumes of similar companies;
•	Discussion of us or our stock price by the financial and scientific press and in online investor communities;
•	Additions or departures of key personnel;
•	Changes in third party reimbursement policies;
•	The introduction of new products either by us or by our competitors; and
•	The loss of a major customer.

Although all publicly traded securities are subject to price and volume fluctuations, it is likely that our common stock will experience these fluctuations to a greater degree than the securities of more established and better capitalized organizations.

We have not paid, and we are unlikely to pay in the near future, cash dividends on our securities.

We have never paid any cash dividends on our common or preferred stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends by us will depend on our future earnings, financial condition and such other business and economic factors as our management may consider relevant.

If members of our management and their affiliates were to exercise all warrants and options held by them, members of management and their affiliates could acquire effective control of us.

The executive officers and directors, together with institutions with which they are affiliated, own substantial amounts of our common stock, together with outstanding options and warrants to purchase our common stock. Depending upon the warrants and options exercised by outside investors, if directors, executive officers and affiliates were to exercise their options and warrants, members of management and their affiliates could obtain effective control of us. As a result, these officers, directors and affiliates would be in a position to significantly influence our strategic direction, the composition of our board of directors and the outcome of fundamental transactions requiring shareholder approval.

Our common stock does not have a vigorous trading market and you may not be able to sell your securities when desired.

We have a limited active public market for our common shares. We cannot assure you that a more active public market will develop thereby allowing you to sell large quantities of our shares. Consequently, you may not be able to readily liquidate your investment.

Our common stock may be delisted from the NASDAQ Capital Market which could negatively impact the price of our common stock and our ability to access the capital markets.

The listing standards of the NASDAQ Capital Market (referred to as the “NASDAQ Market”) provide that a company, in order to qualify for continued listing, must maintain a minimum stock price of $1.00 and satisfy standards relative to minimum shareholders’ equity, minimum market value of publicly held shares and various additional requirements. If we fail to comply with all listing standards applicable to issuers listed on the NASDAQ Market, our common stock may be delisted. If our common stock is delisted, it could reduce the price of our common stock and the levels of liquidity available to our shareholders. In addition, the delisting of our common stock could materially adversely affect our access to the capital markets and any limitation on liquidity or reduction in the price of our common stock could materially adversely affect our ability to raise capital. Delisting from the NASDAQ Market could also result in other negative consequences, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

The liquidity of our common stock and market capitalization could be adversely affected by our reverse stock split.

We implemented a 1-for-8 reverse split of our common and preferred stock effective February 1, 2010. A reverse stock split is often viewed negatively by the market and, consequently, our reverse stock split could ultimately lead to a decrease in our price per share and overall market capitalization.

FORWARD LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and may be subject to the safe harbor created by that section.  You can identify these statements by noting the use of forward-looking terms like “believes,” “expects,” “plans,” “estimates” and other similar words.  Risks, uncertainties or assumptions that are difficult to predict may affect these kinds of statements.  The preceding risk factors and other cautionary statements could cause our actual operating results to differ materially from those expressed in any forward-looking statement.  We caution you to keep in mind the preceding risk factors and other cautionary statements and to refrain from placing undue reliance on any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and you can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like Derma Sciences, that file electronically with the SEC.  Additional information about Derma Sciences can also be found at our Web site at http://www.dermasciences.com.

The SEC allows us to “incorporate by reference” the information from the documents we file with them which means that we can disclose important information to you by referring you to those documents.  The information which we incorporate by reference is part of this prospectus.  Additional information that we file with the SEC will automatically update previous information.  We incorporate the following documents by reference into this prospectus:

(a)	Our registration statement on Form 8-A effective May 13, 1994.
(b)	Our registration statement on Form S-1/A effective August 18, 2008.

(c)	Our registration statement on Form S-1 effective February 16, 2010.
(d)	Our current report on Form 8-K relative to our common stock becoming listed on the Nasdaq Capital Market filed February 11, 2010.
(e)	Our current reports on Form 8-K relative to the purchase of the worldwide rights to Medihoney filed February 24, 2010 and March 1, 2010.
(f)	Our current reports on Form 8-K relative to an amendment to our financing arrangement with GE Business Financial Services Inc. filed March 1, 2010 and April 1, 2010.
(g)	Our current report on Form 8-K relative to termination of an executive’s employment filed April 1, 2010.
(h)
Our current report on Form 8-K relative to the election of directors and the approval of the retention of our independent registered public accounting firm for the period ending December 31, 2010 filed June 2, 2010.

(i)	Our annual report on Form 10-K filed March 31, 2010 for the year ended December 31, 2009.
(j)
Our notice of annual meeting of shareholders and definitive proxy statement filed April 14, 2010 relative to the election of directors and ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

(k)	Our quarterly report on Form 10-Q filed May 12, 2010 for the quarter ended March 31, 2010.

All documents filed by Derma Sciences pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post effective amendment to the registration statement which indicates that all shares of common stock offered by this registration statement have been sold, or which deregisters all shares of common stock then remaining unsold, are incorporated by reference into this prospectus from the date of filing of these documents.  Any statement contained in this prospectus or in a document incorporated in this prospectus by reference will be considered modified or replaced for purposes of this prospectus if the statement is modified or replaced by a statement in a later document that also is incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules that were filed with it.  The statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete.  We qualify any statement by reference to the copy of the contract or document filed as an exhibit to the registration statement.  If you would like a copy of any document incorporated in this prospectus by reference (other than exhibits unless these exhibits are specifically incorporated by reference in a document), you can call or write to us at our principal executive offices, Attention:  John E. Yetter, CPA, Vice President and Chief Financial Officer, at 214 Carnegie Center, Suite 300, Princeton, New Jersey 08540, telephone (609) 514-4744.  We will provide this information upon written or oral request and without charge to any person, including a beneficial owner, to whom a copy of this prospectus is delivered.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representation not contained or incorporated by reference in this prospectus.  If you receive any of that kind of information or if any of those types of representations are made to you, you must not rely on the information or representations as having been authorized by Derma Sciences.  Also, you must not consider that the delivery of this prospectus or any sale made under it implies that the affairs of Derma Sciences have remained unchanged since the date of this prospectus or that the information contained in this prospectus is correct or complete as of any time after the date of this prospectus.

This prospectus and any supplement to this prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities covered by this prospectus to any person in any jurisdiction in which this offer or solicitation is unlawful.

USE OF PROCEEDS

All of the net proceeds from the sale of the shares will go to the selling shareholders who offer and sell their shares.  Accordingly, we will not receive any proceeds from the sale of the shares.

SELLING SHAREHOLDERS

On April 2, 2008, we privately sold to eight institutional investors 762,501 shares of our common stock at $8.00 per share (the “Common Stock”).  The Common Stock was “bundled” with five-year warrants to purchase one share of common stock at a per share price of $9.60 (the “Warrants”) in the ratio of one warrant for each two shares of Common Stock purchased.  In addition, Warrants to purchase 17,813 shares of Common Stock were issued to Oppenheimer & Co. Inc., New York, New York, in partial compensation for its services as placement agent for the Common Stock and Warrants.  Common stock potentially issuable to investors and Oppenheimer & Co. Inc. upon exercise of the Warrants (the “Underlying Common Stock”) is in the amount of 399,064 shares.  The term “selling shareholders” refers both to investors and Oppenheimer & Co. Inc.  At the time of acquisition of the Common Stock and Warrants, no selling shareholder had any agreements or understandings, directly or indirectly, with any person relative to distribution of these securities.

The Common Stock and Underlying Common Stock were registered pursuant to a registration statement filed with the Securities and Exchange Commission, on August 18, 2008.  We agreed with the selling shareholders to use our best efforts to keep the registration statement effective until the earlier of (1) such time as all of the Common Stock and Underlying Common Stock have been disposed of pursuant to and in accordance with the registration statement, or (2) the date on which the Common Stock and Underlying Common Stock may be sold pursuant to Rule 144(b)(1)(i) of the Securities Act.  We do not know whether and when the selling shareholders will sell all or any of these securities.

The following table presents information regarding the selling shareholders’ ownership of our common stock as of the date of this prospectus.  We determine each selling shareholder’s pre-offering ownership by assuming that all warrants held by the selling shareholder have been exercised.  We determine each selling shareholder’s post-offering ownership by assuming that all of the shares offered by this registration statement are sold.  No selling shareholder has had any position, office or other material relationship with Derma Sciences, or any of its affiliates, during the past three years other than as an owner of our securities:

Selling Shareholders/ Beneficial Owners (1)	Shares Beneficially Owned	Shares Offered Hereby		Shares to be Owned After Offering	Percentage of Outstanding Shares to be Owned After Offering

1837 Partners Ltd. Frances E. Tuite and Blair R. Haarlow Principals RMB Capital Managers, LLC	69,181	61,454	(2)	7,727	*

1837 Partners QP L.P. Frances E. Tuite and Blair R. Haarlow Principals RMB Capital Managers, LLC	90,653	62,550	(3)	28,103	*

1837 Partners L.P. Frances E. Tuite and Blair R. Haarlow Principals RMB Capital Managers, LLC	158,344	157,248	(4)	1,096	*

Granite Creek Flexcap I, LP Mark Radzik Managing Partner Granite Creek Partners, L.L.C.	93,750	93,750	(5)	0	*

Selling Shareholders/ Beneficial Owners (1)	Shares Beneficially Owned	Shares Offered Hereby		Shares to be Owned After Offering	Percentage of Outstanding Shares to be Owned After Offering

Iroquois Master Fund Ltd. Joshua N. Silverman General Partner Iroquois Capital LP	72,917	46,875	(6)	26,042	*

LB I Group Inc. Jeffrey Ferrell Senior Vice President LB I Group Inc.	1,379,463	375,000	(7)	1,004,463	14.9%

Oppenheimer & Co. Inc. Kee Colen Managing Director Oppenheimer & Co. Inc.	17,813	17,813	(8)	0	*

Wanger Long Term Opportunity Fund II, LP Eric D. Wanger Managing Member Wanger Investment Management, LLC	115,000	112,500	(9)	2,500	*

WHI Select Fund, L.P.	713,548	234,375	(10)	479,173	7.2%
Patricia Lanigan Portfolio/Fund Administrator William Harris Investors, Inc.

Total Shares	2,710,669	1,161,565		1,549,104

* Less than 1 percent.
(1)  The term “Beneficial Owners” refers to those entities and individuals that maintain voting and dispositive authority relative to the shares.
(2)  Shares offered hereby consist of 40,969 shares of outstanding Common Stock and 20,485 shares of Common Stock issuable upon exercise of Series K Warrants.
(3)  Shares offered hereby consist of 41,700 shares of outstanding Common Stock and 20,850 shares of Common Stock issuable upon exercise of Series K Warrants.
(4)  Shares offered hereby consist of 104,832 shares of outstanding Common Stock and 52,416 shares of Common Stock issuable upon exercise of Series K Warrants.
(5)  Shares offered hereby consist of 62,500 shares of outstanding Common Stock and 31,250 shares of Common Stock issuable upon exercise of Series K Warrants.
(6)  Shares offered hereby consist of 31,250 shares of outstanding Common Stock and 15,625 shares of Common Stock issuable upon exercise of Series K Warrants.

(7)  LB I Group Inc. is a wholly owned subsidiary of Lehman Brothers Inc. which is a registered broker-dealer.  LB I Group Inc. has represented to us that:  (i) it is not acting as an underwriter in connection with the sale of the Common Stock or Underlying Common Stock, (ii) it purchased the Common Stock and Underlying Common Stock it is offering under this prospectus in the ordinary course of business, and (iii) at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the Common Stock and Underlying Common Stock.  Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc.  Shares offered hereby consist of 250,000 shares of outstanding Common Stock and 125,000 shares of Common Stock issuable upon exercise of Series K Warrants.
(8)  Shares offered hereby consist of 17,813 shares of Common Stock issuable upon exercise of Series K Warrants.
(9)  Shares offered hereby consist of 75,000 shares of outstanding Common Stock and 37,500 Common Stock issuable upon exercise of Series K Warrants.
(10)  Shares offered hereby consist of 156,250 shares of outstanding Common Stock and 78,125 shares of Common Stock issuable upon exercise of Series K Warrants.

PLAN OF DISTRIBUTION

The selling shareholders, including donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or Underlying Common Stock (collectively, the “Registered Shares”) received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Registered Shares on any stock exchange, market or trading facility on which the Registered Shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  To the extent any of the selling shareholders gift, pledge or otherwise transfer the Registered Shares, such transferees may offer and sell the Registered Shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling shareholders under this prospectus.

The selling shareholders may use any one or more of the following methods when disposing of Registered Shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	Block trades in which the broker-dealer will attempt to sell the Registered Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;
•	Short sales;
•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	A combination of any such methods of sale; and
•	Any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Registered Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Registered Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

In connection with the sale of the Registered Shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Registered Shares in the course of hedging the positions they assume.  The selling shareholders may also sell shares of our common stock short and deliver the Registered Shares to close out their short positions, or loan or pledge the Registered Shares to broker-dealers that in turn may sell same.  The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Registered Shares which such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the Registered Shares offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Registered Shares to be made directly or through agents.  We will not receive any of the proceeds from this offering.  Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The selling shareholders also may resell all or a portion of the Registered Shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Registered Shares in the market and to the activities of the selling shareholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Registered Shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Registered Shares.

LEGAL MATTERS

For the purposes of this offering, Hedger & Hedger, 2 Fox Chase Drive, P.O. Box 915, Hershey, Pennsylvania, 17033, is giving its opinion on the validity and non-assessability of the shares.

EXPERTS

The consolidated financial statements of Derma Sciences, Inc. as of and for the years ended December 31, 2009 and 2008 appearing in Derma Sciences, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth expenses (estimated except for the registration fee) in connection with the offering described in the registration statement:

SEC registration fee	$365
Accounting fees and expenses	10,000
Legal fees and expenses	40,000
Printing expenses	2,500
Miscellaneous	1,000

Total	$53,865

Item 15.  Indemnification of Directors and Officers.

Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988 empower the Company, and the bylaws of the Company provide that it shall have the power, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or in the case of actions undertaken other than in his official capacity, not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

Item 16.  Exhibits.

Exhibit Number	Description
4
Form of Securities Purchase Agreement (previously filed as Exhibit 10.01 to the Company’s Form 8-K relative to the Company’s private sale of 762,500 shares of common stock and warrants to purchase 381,250 shares of common stock filed April 7, 2008 and incorporated by reference herein)

5	Opinion of Hedger & Hedger regarding the legality of the securities being registered
23.1	Consent of Ernst & Young LLP
23.2	Consent of Hedger & Hedger (included in its opinion filed as Exhibit 5)

Item 17.  Undertakings.

The undersigned Registrant undertakes:

(l)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signatures on next page]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 21st day of June, 2010.

DERMA SCIENCES, INC.

By:	/s/ Edward J. Quilty
Edward J. Quilty
President and Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints each of Edward J. Quilty and John E. Yetter as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits to be filed also, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date

/s/ Edward J. Quilty	President, Chief Executive Officer and	June 21, 2010
Edward J. Quilty	Chairman of the Board of Directors
(Principal Executive Officer)

/s/ John E. Yetter, CPA	Vice President and Chief Financial Officer	June 21, 2010
John E. Yetter, CPA	(Principal Financial and Accounting Officer)

*	Director	June 21, 2010
Srini Conjeevaram

*	Director	June 21, 2010
Stephen T. Wills, CPA, MST

*	Director	June 21, 2010
James T. O’Brien

*	Director	June 21, 2010
C. Richard Stafford, Esq.

*	Director	June 21, 2010
Richard J. Keim

*	Director	June 21, 2010
Robert J. Moussa

	Director	June 21, 2010
Bruce F. Wesson

/s/ Brett D. Hewlett	Director	June 21, 2010
Brett D. Hewlett

*By:	/s/ Edward J. Quilty
Edward J. Quilty
Attorney-in-Fact